Exhibit 4.3
DESCRIPTION OF CAPITAL STOCK
General
The following description of capital stock of Chime Financial, Inc. (“us,” “our,” “we,” or the “Company”) is a summary. We have adopted an Amended and Restated Certificate of Incorporation (our “Charter”) and Amended and Restated Bylaws (our “Bylaws”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this Exhibit 4.3, you should refer to our Charter, Bylaws, and our Amended and Restated Investors’ Rights Agreement, dated August 9, 2021 (the “IRA”), each previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 5,665,000,000 shares of capital stock, $0.0001 par value per share, of which:

•5,000,000,000 shares are designated as Class A common stock;
•65,000,000 shares are designated as Class B common stock;
•500,000,000 shares are designated as Class C common stock; and
•100,000,000 shares are designated as preferred stock.
Pursuant to our Charter, our board of directors has the authority, without stockholder approval except as required by the Nasdaq listing standards, to issue additional shares of our Class A common stock and Class C common stock. Until the date on which the final conversion of all outstanding shares of Class B common stock pursuant to the terms of our Charter occurs (the “Final Conversion Date”), any issuance of additional shares of Class B common stock (other than shares of Class B common stock over which one or both of Christopher Britt, our co-founder, Chairman of our board of directors, and Chief Executive Officer, and Ryan King, our co-founder anda member of our board of directors (each a “Co-Founder” and together, the “Co-Founders”) have voting control or which are subject to a voting proxy substantially similar to the Founder Voting Proxy (as defined below)) requires the prior affirmative vote of the holders of two-thirds of the outstanding shares of Class B common stock, voting as a separate series.
Common Stock
We have three series of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion.
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Voting Rights
Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to 20 votes for each share held on all matters submitted to a vote of stockholders, and holders of our Class C common stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law or our Charter. Delaware law could require holders of our Class A common stock, our Class B common stock, or our Class C common stock to vote separately as a single series if we were to seek to amend our Charter in a manner that alters or changes the powers, preferences, or special rights of one or more series of our common stock so as to affect them adversely but did not so affect the entire class of common stock, then such adversely and disproportionately affected series would be required to vote separately to approve the proposed amendment.

Until the Final Conversion Date, the prior affirmative vote of the holders of two-thirds of the outstanding shares of our Class B common stock will be required to:
•amend or repeal, or adopt any provision of the Charter inconsistent with, or otherwise alter, any provision of the Charter relating to the voting, conversion, or other rights, powers, preferences, or restrictions of the Class B common stock;
•reclassify any outstanding shares of Class A common stock or Class C common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or the right to have more than one vote for each share thereof and, in the case of Class C common stock, the right to have any vote for any share thereof, except as expressly provided in our Charter or as required by law;
•issue any shares of Class B common stock (other than shares of Class B common stock over which one or both Co-Founders have voting control or which are subject to a voting proxy substantially similar to the Founder Voting Proxy); or
•authorize, or issue any shares of, any class or series of our capital stock (other than Class B common stock) having the right to more than one vote for each share thereof.
Our Charter provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by stockholders at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors. In an election for directors that is not a contested election, as defined in our Bylaws, directors will be elected by a majority of the votes cast in the election of directors. Abstentions and broker non-votes will not be considered votes cast. Votes cast shall include direction to withhold authority. In a contested election, directors will be elected by a plurality of the votes cast.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion of Class B Common Stock
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Shares of Class B common stock will automatically convert into shares of Class A common stock upon sale or transfer except for certain transfers described in our Charter, including estate planning or other transfers among our Co-Founders and their family members where a Co-Founder who has not experienced a Triggering Event (as defined below) retains or is granted exclusive voting control with respect to the shares of Class B common stock transferred. Further, if, following a permitted transfer of shares of Class B common stock, a Co-Founder who has not experienced a Triggering Event does not have exclusive voting control over such shares, the shares of Class B common stock that were transferred will automatically convert into shares of Class A common stock.
All of the Class B common stock will convert into shares of Class A common stock (that is, “sunset”) on the earlier of (i) the date determined by the holders of two-thirds of the then outstanding shares of Class B common stock and (ii) when both Co-Founders have experienced a “Triggering Event” (subject to a transition period of between 30 and 180 days as determined by our board of directors) A “Triggering Event” is the first to occur of any of the following with respect to each Co-Founder: (A) the aggregate number of shares of our capital stock and shares underlying any securities (including RSUs, options, or other convertible instruments) held by such Co-Founder and his related entities and permitted transferees represent less than 35% of the Class B common stock held by such Co-Founder and his related entities and permitted transferees as of immediately following the completion of our initial public offering, (B) the date such Co-Founder is no longer providing services to us as an officer, employee, or consultant and such Co-Founder is no longer a member of our board of directors, (C) the date that such Co-Founder’s employment with us is terminated for cause, or (D) the date of the death or disability of such Co-Founder.
Conversion of Class C Common Stock
After the conversion or exchange of all outstanding shares of our Class B common stock into shares of Class A common stock, all outstanding shares of Class C common stock will convert automatically into Class A common stock, on a share-for-share basis, on the date or time specified by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class.
Preferred Stock
Pursuant to our Charter, our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Founder Voting Proxy
If only one of our Co-Founders has experienced a Triggering Event, then a proxy (the “Founder Voting Proxy”) will automatically be granted over all of the shares of Class B common stock held by such Co-Founder and his related entities and permitted transferees to the other Co-Founder, such that one Co-Founder will have exclusive voting control over all shares of Class B common stock held by both Co-Founders and their related entities and permitted transferees. The Founder Voting Proxy will continue over any such shares of Class B common stock until all of the Class B common stock converts automatically into shares of Class A common stock, on the earlier of (i) the date determined by the holders of two-thirds of the then outstanding shares of Class B common stock and (ii) when both Co-Founders have experienced a “Triggering Event” (subject to a transition period of between 30 and 180 days as determined by our board of directors).
Registration Rights
Certain holders of our Class A common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”). These registration rights are contained in our IRA. We and certain holders of our capital stock are parties to the IRA. The registration rights set forth in the IRA will expire three years following the completion of our initial public offering, or, with respect to any particular stockholder, such earlier time at which such stockholder (i) can sell all of its shares in compliance with Rule 144(b)(1)(i) of the Securities Act or (ii) holds one percent or less of our outstanding common stock and all securities held by such holder (and its affiliates with whom such holder must aggregate sales under Rule 144) can be sold in any three month period without registration in compliance with Rule 144. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights
Certain holders of our Class A common stock are entitled to demand registration rights. The holders of at least 30% of the shares registrable under the IRA can request that we register the offer and sale of their shares. Such request for registration must cover securities, the anticipated aggregate offering price of which is at least $120,000,000. We are obligated to effect only two such registrations. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days. Additionally, we will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effectiveness of, a registration statement relating to the public offering of our common stock.
Piggyback Registration Rights
If we propose to register the offer and sale of our Class A common stock under the Securities Act, in connection with the public offering of such Class A common stock, certain holders of our Class A common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (iii) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares, or (iv) a registration in which the only Class A common stock being registered is Class A common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
S-3 Registration Rights
Certain holders of our Class A common stock will be entitled to certain Form S-3 registration rights. The holders of at least 20% of these shares may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which is at least $15,000,000, net of any underwriters’ discounts or commissions. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.
Anti-Takeover Provisions
Certain provisions of Delaware law, our Charter and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of our company.
Charter and Bylaws Provisions
Our Charter and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:
Multi-Class Stock
As described above in “-Common Stock-Voting Rights,” our Charter provides for a multi-class common stock structure, as a result of which our holders of Class B common stock, our Co-Founders and their respective permitted entities and permitted transferees, are entitled to 20 votes for each share held on all matters submitted to a vote of stockholders. Our Co-Founders will each vote in their own discretion on any action requiring approval of our stockholders. However, as a result, individually or together, our Co-Founders will be able to significantly influence or determine any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our Charter and Bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction.
Separate Class B Vote for Certain Actions
Until the Final Conversion Date, our Class B common stock will have the right to vote as a separate class on certain actions that affect the rights of our Class B common stock. See the section above titled “-Common Stock-Voting Rights.”
Board of Directors Vacancies
Our Charter and Bylaws will provide that only our board of directors may fill vacant directorships, except, prior to the first date on which the outstanding shares of our Class B common stock represent less than a majority of the total combined voting power of our then outstanding shares (the “Voting Threshold Date”), if a vacancy is created by the removal of a director by the stockholders, then the stockholders may elect a director to fill such vacancy, but if such vacancy is not filled by a vote of the stockholders within 60 days, such vacancy may be filled by the vote of a majority of the remaining members of our board of directors. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the newly created seats with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Stockholder Action; Special Meeting of Stockholders
Our Charter provides that (A) prior to the Voting Threshold Date, our stockholders will only be able to take action by written consent if such action is first recommended or approved by our board of directors or our board of directors and our Secretary have been provided with at least 30 days’ prior written notice of such action, and (B) on and after the Voting Threshold Date, our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter. As a result, on or after the Voting Threshold Date, holders controlling a majority of the voting power of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Charter and Bylaws, and prior to the Voting Threshold Date, unless such action is first recommended or approved by our board of directors or our board of directors and our Secretary have been provided with at least 30 days’ prior written notice of such action. Our Charter further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer, or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of the voting power of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or any special meeting of stockholders called for the purpose of electing directors. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders or any special meeting of stockholders called for the purpose of electing directors if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.
Amendment of Charter and Bylaws Provisions
Any amendment to our Charter that requires stockholder approval will require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. See also above under “Separate Class B Vote for Certain Actions.” Our Bylaws provide that an affirmative vote of the holders of at least a majority of the total voting power of our outstanding voting securities, voting together as a single class, is required for stockholders to alter, amend, repeal, or adopt any provision of our Bylaws.
Issuance of Undesignated Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights, powers, and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, stockholders, or officers or other employees to us or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action or proceeding asserting a claim against us or any current or former director, stockholder, or officer or other employee of us arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the Delaware General Corporation Law, our Charter, or our Bylaws, (iv) any action or proceeding related to or involving us or any current or former director, stockholder, or officer or other employee of us that is governed by the internal affairs doctrine, (v) any action or proceeding asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law, or (vi) any action or proceeding as to which the Delaware General Corporation Law (as amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware will be the Court of Chancery of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, such action or proceeding may be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Nothing in our Bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court, subject to applicable law. Our Bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action under the Securities Act, including all causes of action asserted against any defendant to such complaint. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to the foregoing provisions. We note that stockholders cannot waive compliance (or consent to non-compliance) with the federal securities laws and the rules and regulations thereunder.
Limitations of Liability and Indemnification
Our charter contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by law. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors and officers to the fullest extent permitted by law, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for our directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;
•any transaction from which they derived an improper personal benefit; or
•for our officers, any action by or in the right of the corporation.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors and officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our directors or executive officers or is or was serving at our request as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our officers, employees, or agents or is or was serving at our request as an officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or executive officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our Charter, Bylaws, and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021.
Listing
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “CHYM”.